UDR Enters into Agreement to Acquire Six Washington DC Apartment Communities in Exchange for OP Units

Denver, CO (June 22, 2015) – UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced that it has entered into a definitive agreement with Lone Star, Inc., Lone Star L.P. (collectively “Lone Star”), Home Properties, Inc. and Home Operating Partnership (collectively “Home”) to acquire up to six communities valued at $908 million in exchange for a combination of common OP units of a newly formed operating partnership of the Company (“UDR OP Units”), cash and the assumption of debt. The estimated year-one cap rate on the transaction is approximately 5.2 percent. The identified apartment communities are located in the Company’s core Washington DC market.

“We are pleased with the opportunity to acquire a select group of apartment communities, in the recovering Washington DC market,” said Tom Toomey, president and chief executive officer of UDR. “This accretive transaction is consistent with our Strategic Plan, as we are able to acquire the communities at favorable market pricing, fund the transaction with equity capital issued in line with NAV and improve our balance sheet metrics.”

The Company had the opportunity to select specific communities from Home’s entire portfolio that matched its investment criteria of:

•	Increases our exposure to the recovering Washington DC market with assets that are in direct proximity to transportation hubs, restaurants and retail, and

•	Provides a mix of recently developed and redeveloped assets in addition to assets with redevelopment potential.

Community	Quality	Type	Location	Homes	Value	Debt	Equity	Year Completed/Rehab
Eleven55 Ripley	A	High-Rise	Silver Spring	379	$126	$0	$126	2014
1200 East West	A	High-Rise	Silver Spring	247	82	0	82	2010
Courts at Huntington Station	A	Podium	Alexandria	421	147	0	147	2011
Arbor Park of Alexandria	B	Garden	Alexandria	851	210	90	120	1969/2015
The Courts at Dulles	B	Garden	Herndon	411	100	0	100	2000
Newport Village	B	Garden	Alexandria	937	243	0	243	1968
Total				3,246	$908	$90	$818

The average occupancy for the identified communities is 90 percent, with an average monthly revenue per occupied home of $1,873.

The transaction is expected to be funded through the issuance of up to $753 million of UDR OP Units issued at $35 per unit, the assumption of $90 million of debt and $65 million in cash, inclusive of transfer taxes and loan assumption fees. The agreement provides that each Home unitholder will have the option to elect to receive cash from Lone Star or UDR OP Units. The number of UDR OP Units and the amount of cash will be determined at the closing of the consent solicitation of the Home OP unitholders which we anticipate to be completed by mid-August, 2015. Based upon the level of Home OP unitholders electing to receive UDR OP Units, UDR will have the option to either acquire less than six properties or to acquire some of the properties through a Section 1031 exchange pursuant to the Internal Revenue Code. The closing of the transaction is subject to the closing of the merger between Lone Star and Home.

If all communities are acquired, the transaction will be accretive to 2016 FFO, FFO as Adjusted and AFFO by approximately $0.015 per share. Additionally, the Company’s 2016 balance sheet metrics will be positively impacted, with debt to assets and net debt to EBITDA incrementally improving by up to 175 basis points and 0.2x, respectively.

The Company anticipates that the transaction will close in the fourth quarter of 2015.

Additional transaction details can be found on the Investor Relations page of the Company’s website, www.udr.com.

Forward Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income, our expectation that we will be able to close the acquisition of the Washington DC properties from Home generally on the terms that we have disclosed and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This press release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2015, UDR owned or had an ownership position in 48,086 apartment homes including 1,434 homes under development. For 43 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates. Additional information can be found on the Company's website at www.udr.com.

Contact: UDR, Inc.
Shelby Noble
snoble@udr.com
720-922-6082